UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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RCM TECHNOLOGIES, INC.
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RCM Technologies, Inc.
2500 McClellan Avenue
Pennsauken, NJ 08109
Tel: 856.356.4500
Fax: 856.356.4600
www.rcmt.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 3, 2015
______________________________

To Our Stockholders:

The RCM Technologies, Inc. 2015 Annual Meeting of Stockholders will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, on Thursday, December 3, 2015, at 6:00 p.m. local time.

The purposes of the meeting are to:

1.	Elect six directors to hold office until the Annual Meeting of Stockholders to be held in 2016 and until their successors are duly elected and qualified;

2.	Consider and approve an amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan;

3.	Ratify our Audit Committee’s selection of EisnerAmper LLP as our independent accountants for our fiscal year ending January 2, 2016;

4.	Conduct an advisory vote to approve the compensation of our named executive officers for 2014; and

5.	Transact such other business as may properly come before the meeting or any adjournment(s) of the meeting.

We have fixed October 8, 2015 as the record date for determining the stockholders entitled to vote at the meeting. You are not entitled to notice of, or to vote at, the meeting if you were not a stockholder of record at the close of business on that date.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting in person, please sign, date and promptly return the enclosed proxy to ensure that your shares will be represented at the meeting. The enclosed envelope requires no postage if mailed within the United States. Most of our stockholders hold their shares in “street name” through brokers, banks and other nominees and may choose to vote their shares by telephone instead of using the enclosed proxy card. If you wish to vote by telephone, please follow the instructions on your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Kevin D. Miller
Secretary

Pennsauken, New Jersey
October 30, 2015

RCM TECHNOLOGIES, INC.

2500 McClellan Avenue
Suite 350
Pennsauken, New Jersey 08109

________________________________

PROXY STATEMENT
________________________________

ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 3, 2015

About this Proxy Statement

Our Board of Directors is soliciting proxies to be used at our 2015 Annual Meeting of Stockholders. The meeting will be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103 on Thursday, December 3, 2015, at 6:00 p.m. local time. This proxy statement, the notice of annual meeting and the form of proxy will be mailed to stockholders beginning on or about October 30, 2015.

VOTING PROCEDURES

Who Can Vote

Only RCM common stockholders at the close of business on the record date, October 8, 2015, may vote at the annual meeting. You are entitled to cast one vote for each share of RCM common stock that you owned as of the close of business on the record date. At the close of business on the record date, there were 12,640,106 shares of RCM common stock outstanding.

How You Can Vote

You can vote by:

•	marking your proxy card, dating and signing it, and returning it in the postage-paid envelope we have provided,

•	phoning in your vote using the information provided on your voting form, or

•	attending the meeting and voting in person.

How You Can Revoke Your Proxy or Change Your Vote

You can revoke your proxy at any time before it is voted at the meeting by:

•	sending a written notice that you have revoked your proxy to our Secretary, Kevin D. Miller, at 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109-4613,

•	submitting a later-dated proxy card, or

•	attending the meeting, giving our Secretary written notice of your revocation and voting your shares.

If a bank, broker or other holder of record holds your shares in its name, you must obtain a proxy card executed in your favor from the holder of record to be able to vote your shares at the meeting.

General Information on Voting

A quorum must exist for voting to take place at the meeting. A quorum exists if holders of a majority of the outstanding shares of our common stock are present at the meeting in person or are represented by proxy at the meeting.

Director nominees are elected by a majority vote, meaning that a nominee for director is elected only if he or she receives the affirmative vote of a majority of the total votes cast for and against such nominee. All other matters to be voted upon at the meeting must be approved by a majority of the votes cast on those matters.

Shares represented by a proxy marked “abstain” on any matter will be considered present at the meeting for purposes of determining whether there is a quorum, but will not be considered as votes cast on that matter. Shares represented by a proxy as to which there is a “broker non-vote” (that is, where a broker holding your shares in “street” or “nominee” name indicates to us on a proxy that you have given the broker the discretionary authority to vote your shares on some but not all matters), will be considered present at the meeting for purposes of determining a quorum but will not be considered as votes cast on matters as to which there is a “broker non-vote.” Abstentions and “broker non-votes” will therefore have no effect on the outcome of any vote taken at the meeting.

Shares that have been properly voted and not revoked will be voted at the meeting in accordance with the instructions on your proxy card. If you sign your proxy card but do not mark your choices, Rocco Campanelli or Kevin D. Miller, the persons named on the enclosed proxy card, will vote the shares represented by your proxy card:

●	FOR the persons we nominated for election as directors (Proposal No. 1);

●	FOR approval of the amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan (Proposal No. 2);

●	FOR the ratification of our Audit Committee’s selection of EisnerAmper LLP as our independent accountants for our fiscal year ending January 2, 2016 (Proposal No. 3); and

●	FOR approval of an advisory resolution approving the compensation of our named executive officers for 2014 (Proposal No. 4).

If any other matters are properly presented at the meeting for consideration, Mr. Campanelli and Mr. Miller will have the discretion to vote on those matters for you. Currently, we are not aware of any such matters.

Costs of Solicitation

We will pay for preparing, assembling and mailing this proxy statement. Our directors, officers and employees may solicit proxies through the mails, direct communication or otherwise. None of our directors, officers or employees will receive additional compensation for soliciting proxies. We may reimburse brokerage firms and other custodians, nominees or fiduciaries for their reasonable expenses for forwarding proxy and solicitation materials to stockholders.

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to be Held on December 3, 2015

This proxy statement and our 2014 annual report to stockholders are available at

http://www.astproxyportal.com/ast/08117

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table lists the persons we know to be beneficial owners of at least five percent of our common stock as of October 16, 2015.

Name and Address of Beneficial Owner	Number of Shares	Approximate Percentage of Outstanding Common Stock

IRS Partners No. 19, L.P.	2,280,449(1)	18.1%
c/o Stonnington Group, LLC
515 S. Figueroa Street, Suite 1100
Los Angeles, CA 90071

Heartland Advisors, Inc.	1,100,000(2)	8.7%
789 North Water Street
Milwaukee, WI 53202

Dimensional Fund Advisors LP	1,064,787(3)	8.4%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)

Based on Amendment No. 13 to Schedule 13D, dated August 24, 2015 (the “Amendment”), filed with the Commission by IRS Partnership No. 19, L.P. (“IRS 19”), The Leonetti/O’Connell Family Foundation (the “Foundation”), M2O, Inc. (“M2O”), The Michael F. O’Connell and Margo L. O’Connell Revocable Trust (the “Trust”), Michael O’Connell (“Mr. O’Connell” and, collectively with IRS 19, the Foundation, M2O and the Trust, the “O’Connell Entities”), Legion Partners Asset Management LLC (“Legion Partners”), Christopher Kiper (“Mr. Kiper”) and Bradley Vizi (“Mr. Vizi”). The Amendment states that IRS 19, M2O, the Trust and Mr. O’Connell may be deemed to have the shared voting and dispositive power over the 1,991,375 shares owned by IRS 19 and that the Foundation and Mr. O’Connell may be deemed to have shared voting and dispositive power over 266,074 shares owned by the Foundation. The Amendment also states that Legion Partners exclusively manages IRS 19’s and the Foundation’s investment in the Common Shares pursuant to which Mr. Kiper and Mr. Vizi on behalf of Legion Partners manage such investments. As a result, Legion Partners, Mr. Kiper and Mr. Vizi may be deemed to have shared dispositive power with respect to the 2,257,449 shares held by IRS 19 and the Foundation. Mr. Kiper and Mr. Vizi, respectively, also have sole voting and dispositive power over 22,000 and 1,000 shares.

(2)

Based on Amendment No. 17 to Schedule 13G, dated February 12, 2015, filed with the Commission. The Amendment states that Heartland Advisors, Inc., a registered investment advisor, and William J. Nasgovitz have shared voting and dispositive power as to all of these shares. The Heartland Value Fund, an account managed by Heartland Advisors, Inc., owns all of these shares.

(3)

Based on Amendment No. 14 to Schedule 13G, dated February 5, 2015, filed with the Commission. The Amendment states that Dimensional Fund Advisors LP, a registered investment advisor, has sole voting power over 1,059,396 of these shares and sole dispositive power as to all of these shares.

Security Ownership of Management

The following table lists the number of shares of our common stock beneficially owned, as of October 16, 2015, by each director and director nominee, each of our executive officers, certain members of our senior management, and by our directors, nominees and executive officers as a group. In general, beneficial ownership includes those shares a person has the power to vote or transfer, as well as shares owned by immediate family members who live with that person.

Name	Number of Shares	Approximate Percentage of Outstanding Common Stock
Roger H. Ballou	17,000	*
Maier O. Fein(1)	6,000	*
Leon Kopyt	542,606	4.3%
Richard D. Machon(2)	20,000	*
S. Gary Snodgrass(3)	14,512	*
Bradley S. Vizi	1,000	*
Rocco Campanelli(4)	129,269	1.0%
Kevin D. Miller(5)	426,231	3.4%
Other executive officers(6)	137,010	1.1%
All directors and executive officers as a group (11 persons)	1,293,628	10.1%

__________

*	Represents less than one percent of our outstanding common stock.

(1)	Includes 5,000 shares issuable upon the vesting of restricted stock units on November 15, 2015.

(2)	Includes 10,000 shares issuable upon the vesting of restricted stock units on November 15, 2015.

(3)	Includes 10,000 shares issuable upon the vesting of restricted stock units on November 15, 2015.

(4)	Includes 35,000 shares issuable upon the vesting of restricted stock units on November 15, 2015.

(5)	Includes 35,000 shares issuable upon the vesting of restricted stock units on November 15, 2015.

(6)	Includes 45,000 shares, issuable upon the vesting of restricted stock units on November 15, 2015.

PROPOSAL 1
___________________________

ELECTION OF DIRECTORS

Historically, our Board of Directors was divided into three classes. In October 2013, the Board approved an amendment to our Bylaws to provide that, beginning with the 2013 Annual Meeting, our directors are elected to one-year terms and to serve until their successors have been elected and qualified. This “declassification” of the Board did not affect the terms of directors who had previously been elected to three-year terms. As such, Richard D. Machon and Maier O. Fein, who were elected for three-year terms at the 2012 annual meeting of stockholders, will serve until this Annual Meeting. The six nominees for election to the Board at this Annual Meeting, and all nominees for director at future annual meetings, will be elected to serve for one-year terms and until their successors have been elected and qualified.

Stockholders are being asked to elect six (6) directors at the Annual Meeting, each to serve until their successors are duly elected at the 2016 annual meeting and qualified. Your Board has nominated for election as director Roger H. Ballou, Maier O. Fein, Leon Kopyt, Richard D. Machon, S. Gary Snodgrass and Bradley S. Vizi, each of whom is a current member of the Board.

These nominations are made in accordance with the terms of the January 2014 Settlement Agreement between the Company and certain stockholders of the Company, including Legion Partners Asset Management LLC and the other members of its stockholder group. In addition, Mr. Vizi was named Chairman of the Board on September 1, 2015, in accordance with the Settlement Agreement. Messrs. Ballou, Fein, Kopyt, Machon, Snodgrass and Vizi have consented to serve a term on our Board of Directors, and the persons named as proxy holders on the enclosed proxy card, Mr. Campanelli and Mr. Miller, intend to vote FOR the election of Messrs. Ballou, Fein, Kopyt, Machon, Snodgrass and Vizi unless you mark a contrary instruction on your proxy card. Unless you indicate otherwise on your proxy card, if any of Messrs. Ballou, Fein, Kopyt, Machon, Snodgrass or Vizi is unable to serve as a director at the time of the Annual Meeting, Mr. Campanelli or Mr. Miller will vote FOR the election of another person that the Board may nominate in his place.

Set forth below are brief descriptions of the nominees for election as director and of the continuing directors. The descriptions for the directors set forth the experience, qualifications, attributes and skills that have led the Board’s Nominating and Governance Committee and the Board to conclude that these individuals should serve as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ROGER H. BALLOU, MAIER O. FEIN, LEON KOPYT, RICHARD D. MACHON, S. GARY SNODGRASS AND BRADLEY S. VIZI AS MEMBERS OF OUR BOARD OF DIRECTORS.

Nominees for Election as Directors

Roger H. Ballou, Director since 2013, age 64

Mr. Ballou currently serves as a director of Fox Chase Bancorp, Inc., a federal savings bank, and Alliance Data Systems Corporation, a provider of transaction-based, data-driven marketing and loyalty solutions.  Mr. Ballou previously served as the Chief Executive Officer and a director of CDI Corporation, a company that offers engineering, information technology and professional staffing solutions, from 2001 until 2011. Mr. Ballou had served as Chairman and Chief Executive Officer of Global Vacation Group, Inc. from 1998 to 2000. He was a senior advisor for Thayer Capital Partners from 1997 to 1998. From 1995 to 1997, Mr. Ballou served as Vice-Chairman and Chief Marketing Officer, then as President and Chief Operating Officer, of Alamo Rent A Car, Inc.  Before joining Alamo, for more than 16 years, he held several positions with American Express, culminating in his appointment as President of the Travel Services Group.

Mr. Ballou’s extensive public board and executive management experience and personal knowledge of the Company’s business segments, in particular, its Engineering and Information Technology segments, allow him to make significant contributions in all facets of the business.

Maier O. Fein, Director since 2012, age 73

Mr. Fein is a distinguished professional with an extensive and diversified background in technology and science. He was employed by the Naval Undersea Warfare Center (“NUWC”) and its predecessor organizations. He began his career as a research physicist in New London, CT and advanced to the position of Engineering Manager in Newport, RI, responsible for major operations and organizational functions while maintaining liaison with the financial, facilities, security and human resource departments.

Mr. Fein’s strong science, engineering, management skills and extensive knowledge of Federal programs and procurements are particularly valuable to the Company’s Aerospace and Defense Engineering Division.

Leon Kopyt, Director since 1991, age 70

Mr. Kopyt served as the Chairman of our Board from 1992 through September 1, 2015 since which date he has been designated the non-executive “Founder and Chairman Emeritus” of the Board. Previously, Mr. Kopyt served as our President and Chief Executive Officer from 1994 to February 2014, was our Chief Financial Officer and Treasurer from 1992 to 1994, and as our Chief Operating Officer from 1990 to 1992.

Mr. Kopyt’s extensive experience in leading the Company in an executive capacity for 23 years makes Mr. Kopyt, in the collective opinion of the Board, a valuable member of the Board.

Richard D. Machon, Director since 2010, age 69

Mr. Machon has been providing independent consulting services to major utilities through Machon & Associates since 2000. Prior to his employment as an independent consultant, Mr. Machon held a number of key management positions at Tennessee Valley Authority, Portland General Electric, Impell and Boston Edison. Mr. Machon has also served as Senior Vice President of Operations at PSEG from 2008 to 2010 and as Nuclear Chief Operating Officer at Ontario Power Generation from 1997 to 2000.

Mr. Machon’s extensive experience as an executive in the Power Systems industry facilitates his valuable insight in general and, more specifically, his contributions regarding industry contacts, project proposals, contract negotiations, project management and related matters.

S. Gary Snodgrass, Director since 2010, age 64

Mr. Snodgrass retired from Exelon Corporation in 2007 after ten years of employment as Executive Vice President and Chief Human Resources and Security Officer. Prior to joining Exelon, Mr. Snodgrass was employed by USG Corporation as Vice President of Human Resources from 1973 to 1997. Since 2008, Mr. Snodgrass has been Managing Director of Snodgrass and Associates and Co-Founder and Director of the Snodgrass Family Foundation. He served as Mayor of the City of St. Augustine Beach, FL in 2012 and 2013, and since 2014 is currently a City Commissioner. Mr. Snodgrass is also an Adjunct Professor of Business for Flager College in St. Augustine, FL.

Mr. Snodgrass’s extensive experience as a human resources executive facilitates his valuable insights in general and, more specifically, his contributions regarding human resources operational initiatives and issues.

Bradley S. Vizi, Director since 2013, age 31

Mr. Vizi is a founder of Legion Partners Asset Management, LLC, and has served as Managing Director since 2011. Prior to founding Legion Partners, Mr. Vizi was an investment professional for Shamrock Capital Advisors, the alternative investment vehicle of the Disney Family, as part of the Shamrock Activist Value Fund. Previous to Shamrock, Mr. Vizi was a member of the private equity group at Kayne Anderson Capital Advisors, a $30 billion investment firm focused on alternative investments.

Mr. Vizi’s significant financial and investment experience are particularly valuable in the areas of capital allocation, compensation planning, corporate governance and marketing the Company to the investment community.

OUR EXECUTIVE OFFICERS

The following table lists our executive officers. Our Board elects our executive officers annually for terms of one year and may remove any of our executive officers with or without cause.

Name	Age	Position
Rocco Campanelli	65	President & CEO
Kevin D. Miller	49	Chief Financial Officer, Treasurer and Secretary
Timothy Brandt	54	Group Senior Vice President
Michael Saks	59	Senior Vice President
Danny A. White	64	Senior Vice President

Rocco Campanelli has served as our President and Chief Executive Officer since March 1, 2014. From June 1999 through February 2014, Mr. Campanelli served as Executive Vice President of RCM. From September 1995 until June 1999, Mr. Campanelli served as a Senior Vice President of RCM and our General Manager of Professional Engineering. Previously, Mr. Campanelli was a Senior Vice President of Operations and Marketing for Cataract, Inc., a business we acquired in August 1995. From the time he joined Cataract in 1988 until August 1995, Mr. Campanelli held the position of Northeast Regional Manager and Vice President of Operations.

Kevin D. Miller has served as our Chief Financial Officer, Secretary and Treasurer since October 2008. From July 1997 until September 2008, he was Senior Vice President of RCM. From 1996 until July 1997, Mr. Miller served as an Associate in the corporate finance department of Legg Mason Wood Walker, Incorporated. From 1995 to 1996, Mr. Miller was a business consultant for the Wharton Small Business Development Center. Mr. Miller previously served as a member of both the audit and corporate finance groups at Ernst & Young LLP.

Timothy Brandt has served as a Group Senior Vice President of RCM since October 2011.  From December 2002 until joining RCM, Mr. Brandt held positions of increasing responsibility for Kforce and Pinkerton Computer Consultants (acquired by Kforce in 2006), ending his tenure in the position of Market President.  Mr. Brandt has 20 years of senior leadership experience in IT consulting and solutions including positions with FYI Systems, Paragon Computer Professionals and Computer Systems Development.  Mr. Brandt's professional experience started at Xerox Corporation, where he held positions in Sales, Sales Training and Sales Management over a nine year period starting in 1984.

Michael Saks has served as Senior Vice President and General Manager of RCM’s Health Care Services Division since May 2007. From January 1994 until May 2007 he was the Vice President and GM of RCM Health Care. Prior to joining RCM, Mr. Saks served as a corporate executive at MS Executive Resources, MA Management and Group 4 Executive Search. Mr. Saks has over 31 years of executive management, sales and recruiting experience.

Danny A. White has served as Senior Vice President since 2003 and among other responsibilities, leads our Canadian Engineering Group.  From 1999 to 2003, Mr. White served as Vice President of Operations and General Manager.  Previously, Mr. White was a Vice President at the Fulcrum Group, a business the Company acquired in February 1999.  While at the Fulcrum Group, Mr. White also served as Engineering Division Manager and until his promotion to Vice President in 1997. Mr. White has over 36 years of experience in the power industry.

EXECUTIVE COMPENSATION

Compensation Developments

As discussed below under “Corporate Governance Matters,” RCM’s leadership is committed to careful oversight over our corporate governance and compensation structures and methodologies. In the area of compensation, this has led to several developments over the past two years as our Compensation Committee and Board have made changes to our compensation programs for our executive officers in order to ensure that it is competitive, thereby allowing us to attract, motivate and retain talented personnel, and also that it is structured to reward our executive officers for accomplishments and contributions to the Company’s long-term strategic and short-term business goals.

As required by applicable regulations, the tables set forth in this “Executive Compensation” section reflect the compensation structures that were in place for our 2013 and 2014 fiscal years. These compensation structures reflected our historical compensation practices. Over the past several years, the Company’s compensation policies have evolved so that the compensation of our executive officers has become increasingly performance based. For 2014, Mr. Campanelli’s bonus compensation was payable in cash, and was paid based on achievement of targets set for operating income growth of our Engineering division (60%), consolidated operating income growth (25%) and year-over-year reduction of our average days sales outstanding (15%). For that same year, Mr. Miller’s bonus compensation was also payable in cash, and was paid based on achievement of targets based on consolidated operating income growth (75%) and year-over-year reduction of our average days sales outstanding (25%). Mr. Brandt’s 2014 bonus compensation, also payable in cash, was paid entirely based on targeted year-over-year growth of the operating income of our IT division.

For the current 2015 fiscal year, our Compensation Committee retained essentially the same structure for paying bonuses, but revised the target measures. Mr. Campanelli’s and Mr. Miller’s bonuses will both be paid based on targeted consolidated operating income growth (50%), operating income improvement of underperforming business units (25%) and reduction of our average days sales outstanding (25%). We currently expect that Mr. Brandt’s 2015 bonus will again be based entirely on targeted operating income growth of our IT division.

Our Board’s Compensation Committee is currently working on changes to the structure of our compensation policies, which it expects to implement beginning with our 2016 fiscal year, which will commence on January 3, 2016. Under these changes, our compensation policies will incorporate a long-term incentive (LTIP) component, under which grants of restricted share units will be made in a manner that is designed to more closely correlate the compensation of our executive officers to the long-term operating performance of our Company. In addition, these changes are expected to alter the manner in which our annual incentive payments (AIP) are made. Both the LTIP and AIP component will be awarded based on the achievement of certain goals relating to operating income, return on capital and revenue-related goals, with the LTIP portion expected to be measured on performance over a three-year term. We will provide further disclosure regarding the revised compensation structure when the new plans are finalized.

In addition to this restructuring of our executive compensation, our Compensation Committee has adopted the following policies:

●

An incentive reward recoupment (i.e., “clawback”) policy that allows the Company to recoup incentive awards paid to the executive officers and certain other senior employees of the Company in the event of a material restatement of the Company’s financial results. Incentive awards consist of any compensation intended to provide an incentive for performance over a specified period, whether measured based upon financial performance of the Company or a subsidiary, the Company’s stock price, or any other performance measure, or in connection with the completion of a specified transaction, as well as any stock award, stock option, stock appreciation right, stock unit or other stock-based award. The clawback policy requires that the terms and conditions of any incentive award program and/or equity award grant under which an incentive award may be paid or awarded, as applicable, by the Company or a subsidiary to a covered individual must include a provision incorporating the requirements of the clawback policy as a condition of such award.

●	Limiting executive severance cash pay-outs to no more than 24 months base salary and bonus;

●	Prohibiting tax gross-ups in all future employment agreements; and

●	Requiring future employment agreements to contain a “double trigger” with respect to executive change-in-control payments.

Summary Compensation Table

The following table lists, for our fiscal years ended January 3, 2015 and December 28, 2013, cash and other compensation paid to, or accrued by us for Mr. Kopyt, who served as our chief executive officer throughout the fiscal year ended December 28, 2013, and the persons who, based upon total annual salary, annual incentive compensation and bonus, were our other two most highly compensated executives during that fiscal year. These individuals are sometimes referred to in this proxy as our “named executive officers.”

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Compensation	Equity Awards(3)	All Other Compensation(4)	Total

Leon Kopyt(1)	2014	$140,385	$24,772	--	$168,470	$333,626
Former President and CEO	2013	$730,000	$176,943	--	$42,519	$949,462

Rocco Campanelli(2)	2014	$388,333	$185,253	$159,500	$32,757	$765,343
President and CEO	2013	$330,000	$204,375	--	$24,178	$558,553

Kevin D. Miller	2014	$370,000	$141,047	$119,500	$51,447	$681,744
CFO, Treasurer and Secretary	2013	$370,000	$88,471	--	$43,587	$502,058

Timothy Brandt	2014	$260,000	$246,592	$119,500	$23,404	$649,246
Senior VP IT C&S and Corporate Sales	2013	$236,808	$150,000	--	$22,380	$409,188

____________

(1)

Mr. Kopyt served as President and CEO through February 28, 2014. Mr. Kopyt remained Chairman of the Board through September 1, 2015, since which date he has been designated the non-executive “Founder and Chairman Emeritus” of the Board.

(2)	Mr. Campanelli became President and CEO on March 1, 2014.

(3)

These amounts are based upon the grant date fair value of the stock option awards and restricted share awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718. The assumptions used in determining the amounts in the column are set forth in note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Commission.

(4)

This amount represents (i) premiums in the amount of $194 we paid in 2014 for life and disability insurance on each of the officers named in this table; (ii) premiums we paid during our 2014 for medical, dental and vision insurance on each of the officers named in this table as follows: Leon Kopyt: $3,790; Rocco Campanelli: $19,709; Kevin Miller: $34,447; and Timothy Brandt: $11,404 (iii) matching contributions in the amount of $1,250 that were made for the 2014 fiscal year for Rocco Campanelli and Kevin Miller, in accordance with RCM’s retirement savings plan adopted pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended; (iv) the following approximated amounts for Company leased automobiles or monthly automobile allowances and related expenses: Leon Kopyt: $1,987, Rocco Campanelli: $11,604, Kevin Miller: $15,557; and Timothy Brandt: $12,000 and (v) director fees in the amount of $162,500 to Leon Kopyt, consisting of the following amounts disclosed in the Director Compensation Table on page 8 hereof: fees earned or paid in cash, $83,000; and equity awards, $79,500.

During our 2014 and 2013 fiscal years, certain of the officers named in this table received personal benefits not reflected in the amounts of their respective annual salaries or bonuses. The dollar amount of these benefits did not, for any individual in any fiscal year, exceed $10,000.

Grants of Plan Based Awards

On December 11, 2014, the Compensation Committee of the Board of Directors of the Company awarded to certain officers of the Company stock unit awards under the RCM Technologies, Inc. 2014 Omnibus Equity Compensation Plan. These units are convertible into shares of common stock, par value $0.05 per share, of the Company, and shall become fully vested on December 11, 2017, subject to conditions established in the grant agreements. Included in these grants were the following units granted to the named executive officers: Mr. Campanelli – 20,000; Mr. Miller – 15,000; and Mr. Brandt – 15,000.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding options to purchase shares of common stock as of January 3, 2015. No options to purchase common stock were outstanding on such date.

	Number of Shares or Units of Stock That Have	Market Value of Shares or Units of Stock That Have	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	Not Vested(1)	Not Vested	Not Vested	Not Vested

Leon Kopyt	10,000	$68,900	--	--

Rocco Campanelli	55,000	$378,950	--	--

Kevin D. Miller.	50,000	$344,500	--	--

Timothy Brandt	30,000	$203,550	--	--

____________

(1)	Consists of restricted share units.

Compensation of Directors

Our employee directors do not receive any compensation for serving on our Board or its committees, other than the compensation they receive for serving as employees of RCM. The Company has had employee directors in the past but as of January 3, 2015, the Company did not have any employee directors.

During our fiscal year ended January 3, 2015, our non-employee directors were compensated in accordance with the compensation structure for non-employee directors that had been effective since July 2009. Under such arrangement, each non-employee director received a retainer fee of $36,000 per year as compensation for service on the Board. In addition to the retainer fee, each eligible non-employee director was paid meeting attendance fees of $750 for each Board meeting and $300 for each Committee meeting in excess of four that was held on a date other than the date of a Board meeting.

In addition, under this policy all employee and non-employee directors are eligible to receive equity awards. The Company issued 60,000 and 12,500 restricted stock units to directors in 2014 and 2013, respectively.

In 2014, the Compensation Committee engaged Towers Watson as an independent consultant to assist it in altering the structure of compensation to the Board’s non-employee members. Ultimately, the Compensation Committee recommended to the Board, and the Board adopted, the following revised compensation structure for non-employee members of the Board, to be implemented beginning with the 2015 fiscal year:

●	Annual cash retainer of $40,000, payable in equal monthly installments.

●

No meeting fees for up to five Board meetings in each calendar year. For each meeting in calendar year in excess of five, each Board member shall receive a cash payment of $1,500 for an in-person Board meeting and $750 for a telephonic meeting.

●

Annual equity grants of $40,000, in the form of RSUs with 1-year vesting feature (subject to acceleration upon Change in Control or separation from service in the same manner as the RSU grants made in December 2014), with delivery of the shares of common stock underlying to such RSUs to be made upon vesting; provided that, except for sales of shares in an amount no greater than required to generate an amount equal to the income tax on such shares, non-employee directors shall be required to retain shares delivered upon vesting unless, immediately following any such sale, such director would comply with the Company’s ownership guidelines.

●

Payment of the following additional annual retainers: Chairman of the Board $10,000; Lead Independent Director $10,000 (who shall serve only at such time as the Board does not have an independent chair); Audit Committee chair $10,000; Compensation Committee chair $7,500.

●	No other committee fees, for service or for meetings.

The following table lists cash and other compensation paid to, or accrued by us for, our Board of Directors for our fiscal year ended January 3, 2015.

Director Compensation Table

Name and Principal Position	Fees Earned Or Paid In Cash	Equity Awards(1)	All Other Compensation	Total
Roger H. Ballou	$39,750	$79,500	-	$119,250
Maier O. Fein	$39,750	$79,500	-	$119,250
Leon Kopyt(2)	$83,000	$79,500	-	$162,500
Richard D. Machon	$39,750	$79,500	-	$119,250
S. Gary Snodgrass	$39,750	$79,500	-	$119,250
Bradley S. Vizi	$39,750	$79,500	-	$119,250

(1)

These amounts are based upon the grant date fair value of the option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the amounts in the column are set forth in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Commission. As of January 3, 2015, including the 10,000 restricted share units each received in 2014 and which relate to the amount reflected in this column, each director has the following number of unvested restricted share units outstanding: Roger H. Ballou: 16,250; Maier O. Fein: 15,000; Leon Kopyt: 10,000; Richard D. Machon: 20,000; S. Gary Snodgrass: 20,000 and Bradley S. Vizi: 16,250.

(2)	Mr. Kopyt remained Chairman of the Board through September 1, 2015, since which date he has been designated the non-executive “Founder and Chairman Emeritus” of the Board.

Executive Severance Agreements and Change in Control Agreements

The Company is a party to Executive Severance Agreements (the “Executive Severance Agreements”) with Messrs. Campanelli and Miller, which set forth the terms and conditions of certain payments to be made by the Company to each executive in the event, while employed by the Company, such executive experiences (a) a termination of employment unrelated to a “Change in Control” (as defined therein) or (b) there occurs a Change in Control and either (i) the executive’s employment is terminated for a reason related to the Change in Control or (ii) the executive remains continuously employed with the Company for a specified period of time following the Change in Control (i.e., twelve months for Mr. Campanelli and three months for Mr. Miller).

Under the terms of the Executive Severance Agreements, if either (a) the executive is involuntarily terminated by the Company for any reason other than “Cause” (as defined therein), “Disability” (as defined therein) or death, or (b) the executive resigns for “Good Reason” (as defined therein), and, in each case, the termination is not a “Termination Related to a Change in Control” (as defined below), the executive will receive the following severance payments: (i) an amount equal to 1.5 times the sum of (a) the executive’s annual base salary as in effect immediately prior to the termination date (before taking into account any reduction that constitutes Good Reason) (“Annual Base Salary”) and (b) the highest annual bonus paid to the executive in any of the three fiscal years immediately preceding the executive’s termination date (“Bonus”), to be paid in installments over the twelve month period following the executive’s termination date; and (ii) for a period of eighteen months following the executive’s termination date, a monthly payment equal to the monthly COBRA premium that the executive is required to pay to continue medical, vision, and dental coverage, for himself and, where applicable, his spouse and eligible dependents.

Notwithstanding the above, if the executive has a termination as described above and can reasonably demonstrate that such termination would constitute a Termination Related to a Change in Control, and a Change in Control occurs within 120 days following the executive’s termination date, the executive will be entitled to receive the payments set forth below for a Termination Related to a Change in Control, less any amounts already paid to the executive, upon consummation of the Change in Control.

Under the terms of the Executive Severance Agreements, if a Change in Control occurs and (a) the executive experiences a Termination Related to a Change in Control on account of (i) an involuntary termination by the Company for any reason other than Cause, death, or Disability, (ii) an involuntary termination by the Company within a specified period of time following a Change in Control (i.e., twelve months for Mr. Campanelli and three months for Mr. Miller) on account of Disability or death, or (iii) a resignation by the executive with Good Reason; or (b) a resignation by the executive, with or without Good Reason, which results in a termination date that is the last day of the specified period (i.e., twelve months for Mr. Campanelli and three months for Mr. Miller) following a Change in Control, then the executive will receive the following severance payments: (1) a lump sum payment equal to two times the sum of the executive’s (a) Annual Base Salary and (b) Bonus; and (2) a lump sum payment equal to twenty-four multiplied by the monthly COBRA premium cost, as in effect immediately prior to the executive’s termination date, for the executive to continue medical, dental and vision coverage, as applicable, in such Company plans for himself and, if applicable, his spouse and eligible dependents.

The Executive Severance Agreements provide that if the executive remains continuously employed for a specified period of time following a Change in Control (i.e., twelve months for Mr. Campanelli and three months for Mr. Miller) and is employed by the Company on the last day of such specified period, the executive will receive a lump sum payment equal to two times the sum of the executive’s (a) Annual Base Salary and (b) Bonus (the “Change in Control Payment”). If the executive receives the Change in Control Payment, the executive will not be eligible to receive any severance payments under his Executive Severance Agreement.

Mr. Brandt, along with several other members of the Company’s senior management (not including Messrs. Campanelli and Miller), is covered by our Change in Control Plan for Selected Executive Management (the “CIC Plan”).

The CIC Plan sets forth the terms and conditions of severance and benefits to be provided to a covered employee in the event (a) the covered employee experiences a covered termination of employment after a “Potential Change in Control” (as defined in the CIC Plan), but prior to a “Change in Control” (as defined in the CIC Plan), and a Change in Control that relates to the Potential Change in Control occurs within the six month period following the covered employee’s termination, or (b) the covered employee is employed by the Company on the date of a Change in Control. The CIC Plan also sets forth the terms and conditions of severance payments to be made to a covered employee in the event such employee is employed on the date of a Change in Control and is subsequently terminated on account of a covered termination during his “Designated Severance Period” (a period specified by the Company for each covered employee that is measured from the date of an applicable Change in Control, which is 18 months for Mr. Brandt.

Under the terms of the CIC Plan, if a covered employee is (a) employed on the date of a Potential Change in Control, (b) terminated by the Company for a reason other than “Cause” (as defined in the CIC Plan), death, or disability, and (c) a Change in Control to which the Potential Change in Control relates occurs within the six month period following the covered employee’s covered termination, the covered employee will receive, if the covered employee executes and does not revoke a release of claims, severance payments at the covered employee’s annual base salary rate in regular payroll installments for the duration of the covered employee’s Designated Severance Period. If the covered employee dies before receiving the entire amount that is owed, the remaining portion will be paid to the covered employee’s estate. Severance payments will be discontinued if it is determined that the covered employee has engaged in any actions constituting Cause.

Under the terms of the CIC Plan, if a covered employee is employed on the date of a Change in Control and the covered employee executes and does not revoke a release of claims:

●	all outstanding Company equity-based awards granted to the covered employee prior to the date of the Change in Control will be immediately fully vested;

●

the Compensation Committee may, in its sole discretion, determine that the covered employee will receive a pro-rated annual bonus if (a) the Committee determines that the Change in Control is an asset sale with respect to an entity in which the covered employee is associated, (b) the covered employee’s employment with the Company terminates in connection with such asset sale, and (c) the covered employee was eligible to participate in the Company’s annual bonus plan at the time of the Change in Control; any such pro-rated annual bonus will be determined based on the level of achievement under the annual bonus plan at the time of the Change in Control; and

●	the Committee may, in its sole discretion, determine that the covered employee will receive a discretionary bonus upon a Change in Control.

Any bonuses paid under the CIC Plan upon a Change in Control will be paid in a single lump sum following the Change in Control.

Under the terms of the Plan, if a covered employee’s employment with the “Employer” (as defined in the CIC Plan) is terminated during the covered employee’s Designated Severance Period following the occurrence of a Change in Control (a) by the Employer for any reason other than Cause, death, or disability, or (b) by the covered employee for “Good Reason” (as defined in the CIC Plan), and the covered employee executes and does not revoke a release of claims, the Employer will continue to pay to the covered employee his annual base salary in regular payroll installments for the remainder of the covered employee’s Designated Severance Period. A covered employee is not eligible for severance benefits from the Company after a Change in Control if the Change in Control is an asset sale with respect to the covered employee and the successor to the Company offers the covered employee employment with a level of compensation and benefits that in the aggregate are at least as favorable as the level of the covered employee’s compensation and benefits with the Company prior to the Change in Control. If the covered employee dies before receiving the entire amount that is owed, the remaining portion will be paid to the covered employee’s estate. Severance payments will be discontinued if the Employer determines that the covered employee has engaged in any actions constituting Cause.

Separation Agreement with Leon Kopyt

On January 22, 2014, the Company and Mr. Kopyt entered into a Separation Agreement and General Release (the “Separation Agreement”) in connection with his retirement as our President and Chief Executive Officer, effective as of February 28, 2014.

Under the Separation Agreement, Mr. Kopyt received a cash severance payment of approximately $2.6 million, less applicable deductions and withholdings, to be paid to Mr. Kopyt in a single lump sum following the end of the six-month period from his retirement date. This amount was less than half of what Mr. Kopyt’s Employment Agreement would otherwise have stipulated. The Separation Agreement also contains mutual releases and other provisions customary to such agreements.

Prior to entering into the Separation Agreement, Mr. Kopyt and the Company were party to an Employment Agreement, Termination Benefits Agreement and Severance Agreement, all of which terminated upon execution of the Separation Agreement.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

We believe that, during our fiscal year ended January 3, 2015, our executive officers and directors made all required filings under Section 16(a) of the Securities Exchange Act on a timely basis. Our belief is based solely on:

●	our review of copies of forms filed pursuant to Section 16(a) and submitted to us during and with respect to our fiscal year ended January 3, 2015 and

●

representations from the Company’s directors, executive officers and beneficial owners of more than 10% of our Common Stock that they have complied with all Section 16(a) filing requirements with respect to 2014.

CORPORATE GOVERNANCE MATTERS

Commitment to Best Practices. As discussed above with respect to executive compensation, RCM’s leadership takes its fiduciary responsibility seriously and is similarly committed to the implementation of best practices in corporate governance. This has led to several developments in our corporate governance:

●

Communications with Stockholders: In an ongoing effort to better align its leadership, corporate governance structure and compensation methodologies with the interests and perspectives of its stockholders, during the last year members of our Board and management team have spoken with stockholders representing a majority of RCM’s ownership.

●

Enhanced Stock Ownership Guidelines: Our Board enhanced our stock ownership guidelines, which require covered persons to have a stock ownership position in the Company in an amount no less than the applicable multiple of their base salary, by increasing the applicable multiples. The revised multiples are:

o	Chief Executive Officer – 6.0 times
o	Chief Financial Officer – 6.0 times
o	Executive Vice President – 2.0 times
o	Group Senior Vice President (where covered) – 2.0 times
o	Senior Vice President (where covered) – 2.0 times
o	Non-Employee Director – 5.0 times

●

Succession Planning: Our Board has engaged in succession planning during the past year, and has identified potential successors for all of our executive officers and for the leaders of each of the Company’s major business units.

Board Independence. The Board of Directors has determined that Roger H. Ballou, Maier O. Fein, Richard D. Machon, S. Gary Snodgrass and Bradley S. Vizi are “independent directors” as defined in Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market LLC. In this Proxy, these five directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.”

Stockholder Communications with the Board. Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors, or to specified Board members, will be forwarded in accordance with the sender's instructions. However, our Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

Director Attendance at Annual Meetings. The Company encourages all of the directors to attend the annual meeting of stockholders. The 2014 Annual Meeting of Stockholders was attended by all of the directors.

Code of Conduct and Code of Ethics. We have adopted a Code of Conduct applicable to all of our directors, officers and employees. In addition, we have adopted a Code of Ethics, within the meaning of applicable Commission rules, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. If we make any amendments to either of these Codes (other than technical, administrative, or other non-substantive amendments), or waive (explicitly or implicitly) any provision of the Code of Ethics to the benefit of our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in the investor relations portion of our website at www.rcmt.com, or in a report on Form 8-K that we file with the Commission.

Related Party Transaction Approval Policy. Our Code of Conduct mandates that officers and directors bring promptly to the attention of our Compliance Officer, currently our Chief Financial Officer, any transaction or series of transactions that may result in a conflict of interest between that person and the Company. Furthermore, our Audit Committee must review and approve any “related party” transaction as defined in Item 404(a) of Regulation S-K, promulgated by the Securities and Exchange Commission, before it is consummated. Following any disclosure to our Compliance Officer, the Compliance Officer will then typically review with the Chairman of our Audit Committee the relevant facts disclosed by the officer or director in question. After this review, the Chairman of the Audit Committee and the Compliance Officer determine whether the matter should be brought to the Audit Committee or the full Board of Directors for approval. In considering any such transaction, the Audit Committee or the Board of Directors, as the case may be, will consider various relevant factors, including, among others, the reasoning for the Company to engage in the transaction, whether the terms of the transaction are at arm’s length and the overall fairness of the transaction to the Company. If a member of the Audit Committee or the Board is involved in the transaction, he or she will not participate in any of the discussions or decisions about the transaction. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable.

Risk Oversight by the Board. The role of our Board of Directors in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and strategic risks.

In particular, our Audit Committee is tasked pursuant to its charter to “discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.” As appropriate, the Chairman of the Audit Committee reports to the full Board of Directors on the activities of the Audit Committee in this regard, allowing the Audit Committee and the full Board to coordinate their risk oversight activities.

As one component of our risk oversight and anti-fraud program, our Audit Committee has established complaint reporting procedures described under “Compliance Policy” in the “Investors” section of our website at www.rcmt.com. These procedures indicate how to submit complaints to our Audit Committee regarding concerns about our accounting practices, our adherence to financial policies and procedures, or our compliance with the Sarbanes-Oxley Act of 2002. Once received, grievances are reviewed by the Chairman of the Audit Committee for consideration.

Board Leadership Structure. Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board may consider many factors, including the specific needs of our business and what is in the best interests of our stockholders. Pursuant to the Company’s January 2014 Settlement Agreement with the shareholder group a party thereto, the Company agreed that by no later than this Annual Meeting, the Board would appoint either Mr. Ballou or Mr. Vizi as the Chairman of the Board. Accordingly, Mr. Vizi was named the Chairman as of September 1, 2015. Our Chairman: (i) presides at all meetings of the Board including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting, (ii) serves as a liaison between the management and the independent directors, (iii) approves meeting agendas, time schedules and other information provided to the Board, and (iv) is available for direct communication and consultation with major stockholders upon request.

BOARD MEETINGS AND COMMITTEES

Our Board of Directors has a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. The committees report their actions to the full Board at the Board’s next regular meeting. The following table shows on which of our Board’s committees each of our directors served.

Our Board of Directors held nine meetings in the fiscal year ended January 3, 2015. The Company does not have a specific written policy with regard to attendance of directors at our annual meetings of stockholders, although board member attendance is strongly encouraged. Each of our six directors attended at least 75% of the total number of meetings held by the Board and all committees on which the director served. At each meeting of the Board of Directors, there was an executive session attended only by the Independent Directors.

Committee
Board Member	Audit	Compensation	Nominating & Corporate Governance
Roger H. Ballou	X		X
Maier O. Fein	X	X	X
Leon Kopyt
Richard D. Machon			X
S. Gary Snodgrass	X	X	X
Bradley S. Vizi		X	X

General Duties of Each Committee

The general duties of each committee are as follows:

Audit Committee

The Board of Directors has adopted a written Audit Committee Charter. A copy of the Audit Committee Charter is posted on our website under "Investors - Corporate Governance."

●	Reviews our financial and accounting practices, controls and results, reviews the scope and services of our auditors and appoints our independent auditors.

●	Met four times during our fiscal year ended January 3, 2015.

●	See “Report of the Audit Committee” below.

●	Review and approve related parties transactions.

Compensation Committee

●	Determines the compensation of our officers and employees.

●	Administers our stock option plans.

●	Met nine times during our fiscal year ended January 3, 2015.

Nominating and Corporate Governance Committee

The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter. A copy of the Nominating and Corporate Governance Committee Charter is posted on our website under "Investors - Corporate Governance."

●	Oversees the Board’s review and consideration of shareholder recommendations for Director candidates.

●	Oversees the Board's annual self-evaluation.

●	Met one time during our fiscal year ended January 3, 2015.

Independence of Committees

The Board of Directors has determined each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of the Board meets the independence requirements applicable to members of those committees as prescribed by the NASDAQ Stock Market, LLC, the Commission and the Internal Revenue Service. The Board of Directors has further determined that Roger H. Ballou, Chair of the Audit Committee, is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Commission.

Director Nominations

The Nominating and Corporate Governance Committee’s charter does not include formal requirements for the nominating process. The Nominating and Corporate Governance Committee believes that candidates for director should meet certain minimum qualifications, including being able to read and understand financial statements, having substantial business experience, having high moral character and personal integrity, and having sufficient time to attend to their duties and responsibilities to RCM. Exceptional candidates who do not meet all of these criteria may still be considered. The Nominating and Corporate Governance Committee will also consider the potential director’s independence, whether the member would be considered an “Audit Committee Financial Expert” as described in the applicable SEC standards, and the diversity that the potential director would add to the Board of Directors in terms of gender, ethnic background, and professional experience. With respect to their consideration of diversity of background, the Nominating and Corporate Governance Committee does not have a formal policy of assessing diversity with respect to any particular qualities or attributes.

The Nominating and Corporate Governance Committee identifies potential candidates through its members’ networks of contacts, by soliciting recommendations from other directors or executive officers, major stockholders and, as appropriate, engaging search firms to identify and screen suitable director nominees. After the Nominating and Corporate Governance Committee has identified a potential candidate, publicly available information about the person is collected and reviewed. If the Nominating and Corporate Governance Committee decides to further pursue the potential candidate after this initial review, contact is made with the person. If the potential candidate expresses a willingness to serve on the Board of Directors, interviews are conducted with the potential candidate and additional information is requested. Candidates are chosen by a majority vote of the members of the Nominating and Corporate Governance Committee for recommendation to the Board of Directors.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for director candidates on the same basis as other candidates, provided that the following procedures are followed in submitting recommendations. All such stockholder recommendations should be submitted in writing to the attention of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109 no earlier than August 5, 2016 and no later than September 4, 2016 and should be accompanied by (i) the potential candidate’s five-year employment history with employer names and a description of the employer’s business, the candidate’s experience with financial statements, and the candidate’s other board membership(s); (ii) a written consent of the director candidate to stand for election if nominated by the Nominating and Corporate Governance Committee and approved by the Board of Directors, and to serve if elected by the stockholders; and (iii) proof of ownership of RCM’s common stock by the person submitting the recommendation.

Communications with the Board

Stockholders may send communications to the Board of Directors in writing, addressed to the full Board of Directors, individual directors or a specific committee of the Board of Directors, in care of Kevin D. Miller, Secretary, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, New Jersey 08109. In general, all stockholder communications sent to our Secretary for forwarding to the Board of Directors or to specified Board members will be forwarded in accordance with the sender’s instructions. However, our Secretary reserves the right not to forward any personally abusive, threatening or otherwise inappropriate materials.

PROPOSAL 2
___________________________________________

APPROVAL OF AMENDMENTS TO THE

RCM TECHNOLOGIES, INC. 2001 EMPLOYEE STOCK PURCHASE PLAN

On October 15, 2015, our Board of Directors adopted, subject to stockholder approval, certain amendments to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan (the “Stock Purchase Plan”). The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting are required to approve it. The amendments to the Stock Purchase Plan would:

●	increase by 300,000 shares of Common Stock the total number of shares authorized for purchase under the Stock Purchase Plan from 800,000 shares to 1,100,000 shares of Common Stock; and

●	extend the term of the Stock Purchase Plan by an additional seven years from December 31, 2018, so that the Stock Purchase Plan will terminate on December 31, 2025.

If approved by our stockholders, the amendments to the Stock Purchase Plan will be effective on December 3, 2015. Stockholder approval of the amendments to the Stock Purchase Plan is necessary in order for the Stock Purchase Plan to continue to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) and to comply with the corporate governance listing standards of NASDAQ.

As of October 16, 2015, there were 49,436 shares of Common Stock available for purchase under the Stock Purchase Plan. Our Board of Directors believes that the currently available shares are insufficient for our compensatory program and, therefore, approved the increase in shares to be authorized under the Stock Purchase Plan. In this regard, our Board of Directors believes that our ability to attract, retain and motivate top quality employees is material to our success and is enhanced by our continued ability to provide for issuances under the Stock Purchase Plan. In addition, our Board of Directors believes that our interests and those of our stockholders will be advanced if we can continue to offer our employees the opportunity to acquire and increase their proprietary interests in us through the Stock Purchase Plan.

The material terms of the Stock Purchase Plan, as it is proposed to be amended, are summarized below. The summary of the Stock Purchase Plan, as it is proposed to be amended, is not intended to be a complete description of the Stock Purchase Plan, as it is proposed to be amended, and is qualified in its entirety by the actual text of the amendment and the Stock Purchase Plan. A copy of the full text of the amendment to the Stock Purchase Plan is attached to this Proxy Statement as Exhibit A. A copy of the Stock Purchase Plan will be made available without charge to any person upon his or her written request, which request should be directed to the Director of Investor Relations at our address appearing on the first page of this proxy statement.

Material Features of the Stock Purchase Plan

General. The Stock Purchase Plan first became effective on January 1, 2001, and was thereafter amended effective July 1, 2004, July 1, 2009 and September 16, 2009, with the approval of our stockholders where required. The Stock Purchase Plan provides our eligible employees, as well as those of our subsidiaries, with an opportunity to purchase shares of our Common Stock at a discount based on their accumulated payroll deductions for the relevant purchase period. The Stock Purchase Plan is intended to comply with the applicable provisions of Section 423 of the Code. The Stock Purchase Plan is not intended to qualify under Section 401 of the Code and is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended.

The Stock Purchase Plan currently authorizes up to 800,000 shares of Common Stock for purchase, subject to adjustment in certain circumstances as described below. The stockholders are being asked to consider and approve an amendment to the Stock Purchase Plan that would, commencing on December 3, 2015, increase the number of shares of Common Stock available for purchase under the Stock Purchase Plan by an additional 300,000 shares, so that a total of 1,100,000 shares of Common Stock may be purchased under the Stock Purchase Plan.

Eligibility. In general, all of our employees, as well as those of our subsidiaries, who customarily work more than 20 hours per week and more than five months a year are eligible to participate in the Stock Purchase Plan after working for us or one of our subsidiaries for at least six months. Employees who own 5% or more of the total combined voting power or value of all classes of our stock or our subsidiaries are not eligible to participate. As of October 16, 2015, approximately 1,176 employees were eligible to participate in the Stock Purchase Plan, of which 72 employees are currently participating in the Stock Purchase Plan.

Administration. The Stock Purchase Plan is administered by our Compensation Committee. Our Compensation Committee has the authority and power to administer the Stock Purchase Plan and to make, adopt, institute and enforce rules and regulations not inconsistent with the provisions of the Stock Purchase Plan. The Compensation Committee will adopt and prescribe the contents of all forms required in connection with the administration of the Stock Purchase Plan, including the agreement by which an eligible employee may enroll as a participant in the Stock Purchase Plan, payroll withholding authorizations, requests for distributions of shares, and all other required notices under the Stock Purchase Plan. Our Compensation Committee has the fullest discretion permissible under law in the discharge of its duties, and its interpretations and decisions with respect to the Stock Purchase Plan are final and conclusive.

Purchase Periods. There are two six-month Purchase Periods per year coinciding with our respective fiscal reporting periods. The first Purchase Period consists of the first and second quarters of our fiscal year and the second Purchase Period consists of the third and fourth quarters (a “Purchase Period”).

Election to Participate. An eligible employee generally must elect to participate in the Stock Purchase Plan 30 days before the first day of the applicable Purchase Period and such participation will continue for each successive Purchase Period until it is modified or discontinued by the eligible employee. By participating in the Stock Purchase Plan, a participant authorizes after-tax payroll deductions from his or her compensation for the purpose of funding the purchase of our Common Stock under the Stock Purchase Plan for the relevant Purchase Period. Payroll deductions are in whole percentages ranging from 1% to 10% of such participant’s compensation; however, in no event may a participant authorize more than $20,000 per year toward the purchase of shares of Common Stock under the Stock Purchase Plan. Accumulated payroll deductions for a participant are not credited with any interest. Unless a participant ceases his or her participation in the Stock Purchase Plan, such participant may not change the percentage of his or her compensation deducted during a Purchase Period; however, a participant may change the percentage of compensation deducted to any permissible level effective as of the beginning of any subsequent Purchase Period by filing with the Compensation Committee a notice in such form and at such time in advance of the beginning Purchase Period in which the change is to be effective as the Compensation Committee determines.

Purchase Date. On the last day of the purchase period (the “Purchase Date”), each participant will automatically be deemed to have exercised his or her option to purchase shares of Common Stock under the Stock Purchase Plan, unless such participant has notified the Compensation Committee, at such time in advance of the Purchase Date as the Compensation Committee determines, of his or her desire not to make such purchase. Subject to the limitations described below, on each Purchase Date, at the Purchase Price (as described below), the largest number of whole shares of Common Stock as can be purchased with the amounts withheld from the participant’s compensation during the Purchase Period are purchased on behalf of the participant. Any amounts that are withheld from a participant’s compensation in a Purchase Period and that remain after the purchase of whole shares of Common Stock on the Purchase Date will be held in the participant’s account, without interest, and applied on the participant’s behalf to purchase Common Stock on the next Purchase Date.

Purchase Price. Unless our Compensation Committee determines otherwise, the purchase price per share of our Common Stock to be sold to participants under the Stock Purchase Plan is the lower of (i) 85% of the market value of a share of our Common Stock on the first day of the Purchase Period or (ii) 85% of the market value of a share of our Common Stock on the last day of the Purchase Period (the “Purchase Price”).

Limitation on Number of Shares that May be Purchased. The maximum number of shares of Common Stock that may be purchased for each participant on the Purchase Date of a Purchase Period is the lesser of (i) the number of whole shares of Common Stock that can be purchased by applying the full balance of the participant’s withheld funds to the purchase of shares at the Purchase Price or (ii) the participant’s proportionate part of the maximum number of shares of Common Stock available under the Stock Purchase Plan. In addition, unless the Compensation Committee determines otherwise prior to the beginning of a Purchase Period, the maximum number of shares of Common Stock that a participant may purchase during a Purchase Period is 1,500 shares of Common Stock, subject to adjustment as described below, and the maximum number of shares of Common Stock that all participants may purchase, in the aggregate, during a Purchase Period is 250,000 shares of Common Stock, subject to adjustment as described below.

If any participant entitled to purchase shares pursuant to a Purchase Period would be deemed to own stock possessing five percent or more of the total combined voting power or value of all classes of our stock or one of our subsidiaries, the maximum number of shares of Common Stock that such person will be entitled to purchase pursuant to the Stock Purchase Plan will be reduced to that number which, when added to the number of shares of Common Stock that such person is deemed to own (excluding any number of shares of Common Stock that such person would be entitled to purchase under the Stock Purchase Plan), is one less than such five percent. Also, a participant may not purchase shares of Common Stock having an aggregate market value of more than $25,000, determined at the beginning of the Purchase Period, for any calendar year in which the Stock Purchase Plan is in effect.

Lastly, if on any Purchase Date, the aggregate funds available for the purchase of shares of Common Stock exceeds the number of shares of Common Stock available for purchase under the Stock Purchase Plan, the number of shares of Common Stock that would be purchased by each participant will be proportionally reduced on the Purchase Date in order to eliminate the excess and the Stock Purchase Plan will terminate immediately after such Purchase Date.

Termination of Participation. A participant may voluntarily cease his or her participation in the Stock Purchase Plan and stop payroll deductions during a Purchase Period by filing a notice of cessation of participation at such time in advance of the Purchase Date as the Compensation Committee determines. If the participant withdraws during a Purchase Period, the participant will receive a distribution of any funds held in his or her account for such Purchase Period.

If a participant terminates his or her employment with us or one of our subsidiaries for any reason or otherwise ceases to be an eligible employee, his or her participation in the Stock Purchase Plan will automatically cease, no further purchases of Common Stock will be made for the participant, and we will pay to such participant any funds held in his or her account under the Stock Purchase Plan.

Adjustment Provisions. The Stock Purchase Plan provides for a mandatory adjustment in the aggregate number of shares of Common Stock reserved for purchase under the Stock Purchase Plan, the maximum number of shares of Common Stock that may be purchased by a participant under the Stock Purchase Plan, the total number of shares of Common Stock that may be purchased by all participants in a Purchase Period, and the calculation of the Purchase Price per share in the event there is a change in the number or kind of shares of Common Stock outstanding as a result of a change in our shares of Common Stock as a result of certain capital adjustments affecting our Common Stock.

Merger. If we are the surviving corporation in any merger or consolidation, any Purchase Period under the Stock Purchase Plan will apply to shares of our Common Stock. However, in the event we dissolve or are liquidated or a merger or consolidation occurs in which we are not the surviving corporation, the Stock Purchase Plan and any Purchase Period will terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless our Board of Directors determines otherwise, and the balance of any amounts withheld from a participant’s compensation which have not been applied to the purchase of shares of Common Stock will be returned to the participant.

Amendment and Termination of the Stock Purchase Plan. Our Board of Directors may, at any time, amend the Stock Purchase Plan, except for any amendment that is required to be approved by our stockholders under Section 423 of the Code. If the amendment to the Stock Purchase Plan is approved, the term of the Stock Purchase Plan will be extended for another seven years from December 31, 2018 and will terminate on December 31, 2025. Prior to the amendment, the Stock Purchase Plan would terminate on December 31, 2018.

Purchases under the Stock Purchase Plan. As of October 16, 2015, 750,564 shares were purchased under the Stock Purchase Plan. If the amendment to the Stock Purchase Plan is approved, the total number of shares of Common Stock that may be purchased under the Stock Purchase Plan will be 1,100,000 shares, of which 349,436 shares will be available for purchase under the Stock Purchase Plan.

The last sales price of our Common Stock on October 16, 2015 was $4.81 per share.

Federal Income Taxes. The following provides only a general description of the application of the Federal income tax laws to purchases of shares of Common Stock under the Stock Purchase Plan. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state and local tax consequences. All affected individuals should consult with their own advisors regarding their own situation since this discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to any participants in the Stock Purchase Plan.

Under the Code as currently in effect, a participant in the Stock Purchase Plan will not be deemed to have recognized income, nor will we be entitled to a deduction, upon the participant’s purchase of shares of Common Stock under the Stock Purchase Plan. Instead, a participant will recognize income when he or she sells or otherwise disposes of the shares of Common Stock.

If a participant sells shares of Common Stock purchased under the Stock Purchase Plan more than two years after the date on which the option to purchase the shares of Common Stock was granted and more than one year after the purchase of the shares of Common Stock (the holding period), a portion of the participant’s gain will be taxed as ordinary income and a portion will be taxed as capital gain. The participant will be taxed at ordinary income tax rates on the excess of the market value of the shares of Common Stock when the option was granted over the purchase price (i.e., the discount), or, if less, the entire gain on the sale. The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant’s basis in the shares of Common Stock (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the shares of Common Stock were held by the participant. We will not be entitled to any tax deduction with respect to a sale by a participant after the holding period.

If a participant sells shares of Common Stock before the expiration of the holding period, the participant will be taxed at ordinary income tax rates equal to the difference between the market value of the shares of Common Stock on the date of purchase and the exercise price. We generally will be entitled to a corresponding deduction. The participant will have additional capital gain or loss on the difference between the proceeds of the sale and the participant’s basis in the shares of Common Stock (the purchase price plus any ordinary income realized). The capital gain rate will depend on how long the shares of Common Stock were held by the participant.

The estate of a participant who dies while holding shares of Common Stock purchased under the Stock Purchase Plan will recognize ordinary income in the year of the participant’s death in an amount equal to the excess of the market value of the shares of Common Stock when the option was granted over the purchase price, or, if less, the amount by which the market value of the shares of Common Stock on the date of death exceeds the purchase price.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE STOCK PURCHASE PLAN.

PROPOSAL 3
___________________________________________

RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS

Our Audit Committee has selected EisnerAmper LLP (“EisnerAmper”) to act in the capacity of independent accountants for the current fiscal year ending January 2, 2016. Ratification and approval by the stockholders will be sought by the Board of Directors for the selection of EisnerAmper as independent accountants to audit our accounts and records for the fiscal year ending January 2, 2016, and to perform other appropriate services. The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to approve it. In the event that a majority of the shares voted at the Annual Meeting do not vote for ratification of the selection of EisnerAmper, the Audit Committee will reconsider such selection.

Representatives of EisnerAmper will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to questions by stockholders.

Fees Billed by EisnerAmper during fiscal 2014 and 2013

Audit Fees.  Fees billed to the Company by EisnerAmper for audit services rendered by EisnerAmper for the audit of the Company's 2014 annual financial statements, for the review of those financial statements included in the Company's Quarterly Reports on Form 10-Q, and for services that are normally provided by EisnerAmper in connection with statutory and regulatory filings or engagements, totaled approximately $173,400. Fees billed to the Company by EisnerAmper for audit services rendered by EisnerAmper for the audit of the Company's 2013 annual financial statements, for the review of those financial statements included in the Company's Quarterly Reports on Form 10-Q, and for services that are normally provided by EisnerAmper in connection with statutory and regulatory filings or engagements, totaled approximately $72,540.

Audit-Related Fees. Fees billed to the Company by EisnerAmper during 2014 and 2013 for audit-related services that were reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under the preceding paragraph totaled $0 in both fiscal years.

Tax Fees. Fees billed to the Company by EisnerAmper during 2014 and 2013 for professional services rendered for tax compliance, tax advice and tax planning totaled $0 and $2,200, respectively.

All Other Fees. Fees billed to the Company by EisnerAmper during 2014 and 2013 for all other services totaled $0 in both fiscal years. EisnerAmper does not audit the Company’s 401(k) plan.

The Audit Committee has considered whether EisnerAmper’s provision of services other than professional services rendered for the audit and review of our financial statements is compatible with maintaining EisnerAmper’s independence, and has determined that it is so compatible.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee pursuant to applicable regulations. The Audit Committee currently pre-approves all engagements of the Company’s accountants to provide both audit and non-audit services, and has not established formal pre-approval policies or procedures. The Audit Committee did not approve any non-audit services pursuant to Rule 2-01 (c) (7) (i) (C) of Regulation S-X during 2014.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION BY OUR AUDIT COMMITTEE OF EISNERAMPER LLP AS OUR INDEPENDENT ACCOUNTANTS FOR FISCAL 2015.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with both management and the Company’s outside auditors all financial statements prior to their issuance. Management advised the Committee in each case that all financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16.

The Committee also discussed with EisnerAmper LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures made and letter given to the Committee pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence.

In addition, the Committee reviewed major initiatives and programs aimed at strengthening the effectiveness of the Company’s internal control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Roger H. Ballou (Chair)

Maier O. Fein

S. Gary Snodgrass

PROPOSAL 4
___________________________________________

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are designed to reward strong annual operating performance by the Company.

Accordingly, your Board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the Compensation Committee or the Board. Nevertheless, the views expressed by stockholders, whether through this vote or otherwise, are important to Company management and your Board and, accordingly, your Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements. Your advisory vote serves as an additional tool to guide the Compensation Committee and your Board in continuing to align the Company’s executive compensation program with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance.

This vote is not intended to express a view on any specific element of pay, but rather the overall compensation program and philosophy for our named executive officers described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth in the “Executive Compensation” section of this proxy statement. We encourage you to carefully review these disclosures and to indicate your support for our named executive officer compensation program.

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS

We have two separate and distinct processes concerning the submission of stockholder proposals:

Proposals to be Included in Our Proxy Statement

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, proposals by stockholders that are intended for inclusion in our proxy statement and proxy card and to be presented at our next annual meeting must be received by us by July 2, 2016, in order to be considered for inclusion in our proxy materials. Such proposals should be addressed to our Secretary and may be included in next year’s proxy materials if they comply with certain rules and regulations of the SEC governing stockholder proposals.

Advance Notice Procedures

If a stockholder desires to make a proposal for consideration at an annual meeting of our stockholders or nominate someone for election to your Board, the stockholder must follow the applicable procedures under law or as outlined in our Bylaws. Our Bylaws provide that in order to make a proposal or nominate someone for election to your Board at an annual meeting of stockholders, written notice of the proposal or nomination must be received by the Corporate Secretary of RCM not more than 120 days or less than 90 days prior to that year’s annual meeting of stockholders. The notice must contain information required by our Bylaws regarding the stockholder and the proposal or nominee, as well as information required to be included in a proxy statement by SEC rules and regulations.

Stockholders are also advised to review our Bylaws, which contain additional requirements about advance notice of proposals and director nominations, including the information that must accompany any such stockholder notice.

Accordingly, in order for a stockholder proposal or nomination to be considered at the 2016 annual meeting of stockholders, a written notice of the proposal or the nomination, which includes the information required by our bylaws, must be received by the Corporate Secretary of RCM at the principal executive offices of RCM no earlier than August 5, 2016 and no later than September 4, 2016 (assuming that the 2016 annual meeting of stockholders is held on December 3, 2016, the anniversary of the 2015 Annual Meeting).

In addition, if we do not receive notice of your stockholder proposal by September 4, 2016, the proposal will be deemed “untimely” for purposes of Rule 14a-4(c) of the Securities Exchange Act of 1934 and the persons named as proxies in next year's proxy materials will be entitled to vote in their discretion with respect to the proposal.

A copy of the full text of our Bylaw provisions may be obtained upon written request to the Corporate Secretary of RCM at our principal place of business.

OTHER MATTERS

Your Board does not intend to present any business at the 2015 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly presented for action at the 2015 Annual Meeting, it is intended that the proxy will be voted with respect thereto by the proxy holders in accordance with the instructions and at the discretion of your Board or a properly authorized committee thereof.

By Order of the Board of Directors,

Kevin D. Miller
Secretary

October 30, 2015

EXHIBIT A

AMENDMENT 2015-3

TO THE

RCM TECHNOLOGIES, INC.

2001 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, RCM Technologies, Inc. (the “Company”) maintains the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan (the “Plan”) for the benefit of its and its subsidiaries eligible employees;

WHEREAS, the Company desires to amend the Plan, subject to approval of the Company’s stockholders at its 2015 Annual Meeting, to (i) increase the total number of shares of common stock of the Company reserved for issuance and transfer under the Plan by an additional 300,000 shares, so that a total of 1,100,000 shares of common stock of the Company are reserved for issuance and transfer under the Plan, and (ii) extend the term of the Plan so that the Plan will terminate on December 31, 2025; and

WHEREAS, pursuant to Section 5.06 of the Plan, the Board of Directors of the Company (the “Board”) may, at any time and from time to time, amend the Plan in any respect, subject to stockholder approval if required under section 423 of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in accordance with the foregoing, effective upon approval by the Company’s stockholders, the Plan is hereby amended as follows:

1.	Section 3.01 of the Plan is hereby amended in its entirety to read as follows:

“Sec. 3.01 Reservation of Shares. Subject to adjustment in accordance with Section 4.02, there shall be 500,000 shares of Stock reserved for issuance or transfer under the Plan; provided, that, effective July 1, 2009, the aggregate number of shares of Stock reserved for issuance or transfer under the Plan shall be increased by 300,000 shares so that the total number of shares of Stock reserved for issuance or transfer under the Plan shall be 800,000 shares; and provided further, that, effective December 3, 2015, the aggregate number of shares of Stock reserved for issuance or transfer under the Plan shall be increased by an additional 300,000 shares so that the total number of shares of Stock reserved for issuance or transfer under the Plan shall be 1,100,000 shares. Except as provided in Section 4.02, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed the number of shares of Stock reserved under the Plan.”

2.	Section 5.07 of the Plan is hereby amended in its entirety to read as follows:

“Sec. 5.07 Expiration and Termination of the Plan. The Plan shall continue in effect until December 31, 2025, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board of Directors. The Board of Directors shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant’s Compensation which has not, by such time, been applied to the purchase of Stock shall be refunded to the Participant.”

3.	As thus amended, the Plan, including the July 2004 Amendment, Amendment 2009-1, Amendment 2009-2 and this Amendment 2015-3 thereto hereby constitute the Plan.

IN WITNESS WHEREOF, to record the adoption of this Amendment 2015-3 to the Plan, the Board has caused the execution of this instrument on this 15th day of October, 2015.

RCM TECHNOLOGIES, INC.

By:
Name: Kevin D. Miller
Title: CFO, Secretary and Treasurer

ANNUAL MEETING OF STOCKHOLDERS OF

RCM TECHNOLOGIES, INC.

December 3, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333330303030000 5 120315

The Board of Directors recommends you vote FOR each of the following nominees and FOR proposals 2, 3 and 4:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the six directors proposed in the accompanying proxy, each to serve a one-year term and until a successor is elected and qualified:

		FOR	AGAINST	ABSTAIN
1(a)	Roger H. Ballou	☐	☐	☐
1(b)	Maier O. Fein	☐	☐	☐
1(c)	Leon Kopyt	☐	☐	☐
1(d)	Richard D. Machon	☐	☐	☐
1(e)	S. Gary Snodgrass	☐	☐	☐
1(f)	Bradley S. Vizi	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approval of an amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan.	☐	☐	☐
3. Ratification of our Audit Committee's selection of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016.	☐	☐	☐
4. Advisory vote to approve the compensation of our named executive officers for 2014.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign this Proxy exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign. When shares are held by more than one person, all should sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

ANNUAL MEETING OF STOCKHOLDERS OF

RCM TECHNOLOGIES, INC.

December 3, 2015

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.

00003333330303030000 5 120315

The Board of Directors recommends you vote FOR each of the following nominees and FOR proposals 2, 3 and 4:
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the six directors proposed in the accompanying proxy, each to serve a one-year term and until a successor is elected and qualified:

		FOR	AGAINST	ABSTAIN
1(a)	Roger H. Ballou	☐	☐	☐
1(b)	Maier O. Fein	☐	☐	☐
1(c)	Leon Kopyt	☐	☐	☐
1(d)	Richard D. Machon	☐	☐	☐
1(e)	S. Gary Snodgrass	☐	☐	☐
1(f)	Bradley S. Vizi	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Approval of an amendment to the RCM Technologies, Inc. 2001 Employee Stock Purchase Plan.	☐	☐	☐
3. Ratification of our Audit Committee's selection of EisnerAmper LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2016.	☐	☐	☐
4. Advisory vote to approve the compensation of our named executive officers for 2014.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment thereof.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign this Proxy exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. Joint owners should each sign. When shares are held by more than one person, all should sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.